UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 18, 2010
Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33137 (Commission File Number)	14-1902018 (IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland (Address of Principal Executive Offices)	20850 (Zip Code)
Registrant’s telephone number, including area code: (301) 795-1800
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2010	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ Jay Reilly
Jay Reilly
Vice President Legal Affairs and General Counsel

Additional Information and Where to Find It
This communication is being made in connection with the proposed merger (the “Merger”) among Emergent BioSolutions Inc. (“Emergent”), Trubion Pharmaceuticals, Inc. (“Trubion”) and certain of Emergent's direct and indirect wholly-owned subsidiaries. Emergent intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, which will contain a prospectus relating to the securities Emergent intends to issue in the proposed Merger. Trubion intends to file a preliminary proxy statement in connection with the proposed Merger and to mail a definitive proxy statement and other relevant documents to Trubion’s stockholders. Stockholders of Emergent and Trubion and other interested persons are advised to read, when available, the registration statement and Trubion’s preliminary proxy statement, and amendments thereto, and definitive proxy statement in connection with Trubion’s solicitation of proxies for the special meeting to be held to approve the Merger because these documents will contain important information about Trubion, Emergent and the proposed Merger. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the Merger. Stockholders will also be able to obtain a copy of the documents filed with the SEC, without charge, once available, at the SEC’s website at http://www.sec.gov or by directing a request to: Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850, or Trubion Pharmaceuticals, Inc., Attention: Investor Relations, 2401 4th Avenue, Suite 1050, Seattle, Washington, 98121.
Participants in Solicitation
Emergent, Trubion and their respective directors and officers may be deemed participants in the solicitation of proxies from Trubion’s stockholders. Information regarding Emergent’s directors and officers is available in Emergent’s proxy statement for its 2010 annual meeting of stockholders and its 2009 annual report on Form 10-K, which were filed with the SEC and are available at the SEC’s website at http://www.sec.gov. Information regarding Trubion's directors and officers is available in Trubion’s proxy statement for its 2010 annual meeting of stockholders and its 2009 annual report on Form 10-K, which were filed with the SEC and are available at the SEC’s website at http://www.sec.gov. Information regarding Trubion’s directors and officers will also be contained in Trubion’s proxy statement in connection with the Merger when it becomes available. Emergent’s and Trubion’s stockholders may obtain additional information about the interests of Trubion’s directors and officers in the Merger by reading Trubion’s proxy statement when it becomes available.
The following is an email message delivered to Trubion’s employees by Emergent’s Chairman and CEO, Faud El-Hibri.
Dear Trubion Employees,
I would like to personally express to you how excited I am at the prospect of combining our two companies. I also know that many of you may be curious about our motivation for this transaction and whether or not you will have a job. Let me address both of these for you.
First, what is our motivation for this transaction. In a nutshell, it is all about Emergent's growth. We have for some time been focused on diversifying our product portfolio and making deeper inroads into the commercial marketplace where we believe we have the greatest opportunity to increase shareholder value. Your company -with its robust pipeline of promising products, its proprietary and innovative platforms, its therapeutic focus to serve unmet medical needs in oncology and autoimmunity, and most importantly its people - neatly fit our criteria for an attractive acquisition.
Second, and as important, what is in store for you. To put it simply - you are the reason for Trubion's success. I have heard much about the world-class work being done at Trubion and the dedicated and enthusiastic employees that are accomplishing it. You have the expertise, skills and knowledge to not only continue the development of the existing programs, but to also apply your knowledge and skills in developing new and exciting programs for the future. Retaining not only the Seattle facility as a therapeutics-focused product development site, but also as many employees as possible, is very important to me.
At the end of the day, companies are really about people; their commitment, passion and dedication to contribute in a significant way. That is why I would like the integration of our two companies to be collaborative and progress as seamlessly as possible. Jim Jackson, Ph.D., Emergent's Chief Scientific Officer, will serve as Integration Leader. Jim was the primary scientific lead in the due diligence process and has been a steady and enthusiastic champion for this acquisition. He also comes with the experience of having worked at a company acquired by Emergent. This Thursday, Jim, along with Don Elsey, Emergent Chief Financial Officer, Jacob Licht, Director Corporate Development and Integration Manager, and Bob Burrows, Vice President Investor Relations, will be in Seattle to meet with all employees and elaborate more on Emergent, our strategy, the integration process, and to take your questions. I encourage you to please attend and be as open and as candid as possible with them.
In closing, I would like to re-iterate that I believe this is a very exciting time. We have an opportunity here to do great science, significantly improve patients' lives, grow as individuals, and to jointly build a greater company. Together, I see great opportunities ahead. We are well-positioned to emerge as a leading biopharmaceutical company specialized in vaccines and biotherapeutics. I hope in the near future to visit Trubion and I look forward to personally welcoming you to Emergent once the transaction has closed.
Sincerely yours,
Fuad
Fuad El-Hibri
Emergent BioSolutions Chairman and CEO